Date:	April 21, 2008

Contact:	Neal A. Petrovich, Senior Vice President and Chief Financial Officer
434-773-2242 petrovichn@amnb.com

Traded:	NASDAQ Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. REPORTS $2.31 MILLION IN FIRST QUARTER EARNINGS

Danville, VA -- American National Bankshares Inc. (NASDAQ:  AMNB), parent company of American National Bank and Trust Company, today announced first quarter net income of $2.31 million.  Earnings per share were $0.38 on both a basic and diluted basis.

This net income produced annualized returns on average assets and average equity of 1.18% and 9.01%, respectively.  Annualized return on average tangible equity was 12.24%.  Net income declined from $2.70 million, or $0.44 per share, in the first quarter of 2007.

“We are pleased to report solid results amidst very challenging market conditions,” stated President and Chief Executive Officer Charles H. Majors.  “Changes in the economy have resulted in a national climate of low interest rates, compressed interest margins, reductions in employment and business growth, and concerns about the ability of borrowers to make their loan payments.  We anticipate our first quarter results will continue to place our company’s performance well above industry averages.  However, while these results are satisfying for most financial companies, they are not up to the high standards of American National.  Consequently, the Company is working even harder on initiatives involving interest margin management, expense control, retention and expansion of profitable customer relationships, operational efficiency, and capital management.  At the same time, we will continue our efforts to maintain a loan portfolio with high credit quality.  I believe that, as a result of our continued focus on these important areas, the Company will emerge from this economic cycle in a position of strength.”

Credit Quality Remains Favorable

Nonperforming assets represented 0.42% of total assets at March 31, 2008, down from 0.48% one year earlier and consistent with the previous quarter-end.  Annualized net charge-offs were 0.08% of average loans during the quarter.  The provision for loan losses totaled $140,000 during the first quarter of 2008, down from $303,000 in the first quarter of 2007, and exceeded net charge-offs by $30,000 in the current quarter.  “We are very pleased with our credit quality during these uncertain economic times,” stated Majors.  “Our levels of nonperforming assets and charge-offs are significantly less than our peer group and reflect our conservative underwriting practices.”

Net Interest Income Impacted by Extreme Changes In Interest Rates

The decline in net income over the first quarter of 2007 is largely the result of a  decrease in net interest income, the Company’s largest source of revenue.  Beginning in September 2007, the Federal Reserve lowered interest rates quickly and significantly; as a result, rates earned on loans fell more quickly than rates paid on deposits.  This led to a drop in the Company’s net interest margin and a 5.8% decrease in net interest income over the first quarter of 2007.  The net interest margin was 3.88% in the first quarter of 2008 compared to 4.13% in the year-earlier period.  Year-over-year growth in quarterly average loans and deposits was not significant enough to overcome the decline in the net interest margin.  Loans increased 2.1% on average, while average deposits and customer repurchase agreements, excluding brokered and institutional deposits, increased 1.6%.

Noninterest Income $2.14 Million

Noninterest income, the Company’s other source of revenue, totaled $2.14 million in the first quarter of 2008, a decline of 3.5% over the first quarter of 2007.  A 60.7% increase in retail brokerage fees was more than offset by decreases in deposit account service charges and other income.  Service charges on deposit accounts declined $57,000, or 9.2%, primarily due to a drop in customer overdraft activity.  Trust fees remained the Company’s largest source of noninterest income and were virtually unchanged from the first quarter of 2007.  Volatility in the financial markets negatively impacted account asset values, which offset the income from new account activity.  A substantial portion of Trust fees are earned based on account values.  Mortgage banking income, other fees and commissions, and net securities gains all recorded slight increases over the first quarter of 2007.

Noninterest Expense Up 5.4% Over the First Quarter of 2007

Noninterest expense totaled $5.45 million in the first quarter of 2008, up 5.4% over the same quarter of 2007, due primarily to general increases in personnel expense and to increases in occupancy and equipment expense.  Noninterest expense was impacted by investments in new operational technology, costs associated with the Company’s new offices at Smith Mountain Lake and Bedford, Virginia, and $44,000 in one-time costs associated with the termination of a lease.

About American National

American National Bankshares Inc. is a bank holding company with assets of  $785 million.  Headquartered in Danville, Virginia, it is the holding company of American National Bank and Trust Company, a community bank serving Southern and Central Virginia and the northern portion of Central North Carolina with nineteen banking offices and a loan production office.  The Bank also manages an additional $476 million of assets in its Trust and Investment Services Division.
American National Bank and Trust Company provides a full array of financial products and services, including commercial, mortgage, and consumer banking; trust and investment services; and insurance.  Services are also provided through twenty-three ATMs, “AmeriLink” Internet banking, and 24-hour “Access American” phone banking.  Additional information is available on the Bank’s website at www.amnb.com.  The shares of American National Bankshares Inc. are traded on the NASDAQ Global Select Market under the symbol “AMNB.”

Forward-Looking Statements
This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Corporation and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements; and significant changes in securities markets.  Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Corporation’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. American National Bankshares Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.